Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2019 RESULTS

First Quarter Net Sales of $465 Million; Diluted EPS (Loss) of $(0.25)

Provides Second Quarter and Updates Annual Fiscal 2019 Guidance

Richardson, TX. May 8, 2019 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the first quarter ended March 30, 2019.

The Company reported net income (loss) for the first quarter of fiscal 2019 of $(12.2) million compared to $(48.3) million for the first quarter of fiscal 2018.  Diluted earnings (loss) per share were $(0.25), as compared to $(0.99) for the first quarter of fiscal 2018. Diluted earnings (loss) per share for the first quarter of fiscal 2019 included a gain on sale of intellectual property to Google of $0.33 per diluted share and restructuring charges of $0.16 per diluted share. The first quarter of fiscal 2018 included restructuring charges of $0.35 per diluted share. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably impacted earnings (loss) per share by $0.08.

Kosta Kartsotis, Chairman and CEO stated: “We began fiscal 2019 reporting sales and earnings that exceeded our expectations. Given the ongoing disruptions in our category, we continue to plan our business conservatively but are operating with a sense of urgency to transform our sales channels and to increase product innovation across our categories. While first quarter sales declined in total, we delivered a solid performance in Asia, with double-digit growth in China and India; our e-commerce sales were positive; and in connected, FOSSIL® watch sales increased with particular strength in the Americas region.  We are looking forward to the launch of our Puma® and BMW® watch offerings and are pleased to have renewed our licensing agreement with DKNY®.  We've also renewed our license agreement with Tory Burch® and are excited about the future of this partnership. We remain confident that our operating platform, brand portfolio, strong innovation and powerful partnerships will enable us to deliver on our objective of long term profitable growth. We have begun implementation of our New World Fossil 2.0 initiative, Transform To Grow, to unlock more operational efficiencies and reinvest in digital and consumer facing activities.”

Operating Results
Compared to the first quarter of fiscal 2018, foreign currency fluctuations decreased the Company’s first quarter fiscal 2019 reported net sales by $17.5 million and decreased operating income by $3.2 million. The discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

The following table provides a summary of net sales performance, on both a reported and constant currency basis, for the first quarter of fiscal 2019 compared to the fiscal 2018 first quarter (in millions, except percentage data).

	First Quarter
	2019	2018	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$190	$249	$(59)	$(57)	(24)%	(23)%
Europe	153	202	(49)	(38)	(24)	(19)
Asia	117	118	(1)	5	(1)	4
Corporate	5	—	5	4	—	—
Total net sales	$465	$569	$(104)	$(86)	(18)%	(15)%

Watches	$366	$448	$(82)	$(67)	(18)%	(15)%
Leathers	54	69	(15)	(14)	(22)	(20)
Jewelry	31	42	(11)	(9)	(25)	(22)
Other	14	10	4	4	33	38
Total net sales	$465	$569	$(104)	$(86)	(18)%	(15)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of currency changes in fiscal 2019 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

First quarter fiscal 2019 worldwide net sales decreased $103.9 million or 18% and $86.4 million in constant currency (a 15% decline) compared to the first quarter of fiscal 2018. Watches declined in the Americas and Europe and increased moderately in Asia. Geographically, sales declines in the U.S. drove the decrease in the Americas. In Europe, on a constant currency basis, sales across the Eurozone and in distributor markets in Eastern Europe and the Middle East declined, with the greatest declines in Germany, France and the U.K. In Asia, sales increases in China, India, Hong Kong and South Korea were partially offset by moderate sales declines in Australia, Japan and Taiwan.

Global retail comps for the first quarter of fiscal 2019 were (9%) as compared to the first quarter of fiscal 2018, with declines across all product categories and regions, largely driven by the Company's outlet stores. Global direct e-commerce sales continued growth in the first quarter of fiscal 2019.

During the first quarter of fiscal 2019, gross margin increased 280 basis points to 53.3%, driven by decreased off-price sales mix with improved margins, favorable region and product mix from higher margin Asia sales and lower promotional activity and markdowns, as well as benefits generated by the Company's New World Fossil ("NWF") margin improvement initiatives. These increases were partially offset by unfavorable factory cost absorption on lower sales volumes. Additionally, gross margin was unfavorably impacted by approximately 50 basis points due to currency movements.

During the first quarter of fiscal 2019, the Company’s operating expenses were $267.9 million, including $10.2 million of restructuring costs, primarily related to employee costs, professional services and a warehouse closure as compared to $21.3 million of restructuring costs in the prior fiscal year first quarter. Selling, general and administrative expenses decreased $37.0 million as compared to the first quarter of fiscal 2018, primarily as a result of lower store expenses given the significant number of store closures since the first quarter of last year, corporate and regional infrastructure reductions driven by the NWF initiatives and the favorable currency effects on expenses of a stronger dollar.

Operating loss for the first quarter of fiscal 2019 was $19.9 million as compared to an operating loss of $28.3 million in the first quarter of fiscal 2018. Operating loss improved $8.4 million in the first quarter of fiscal 2019 driven by reduced operating expenses and increased gross profit margin, partially offset by lower sales and an unfavorable impact from currency changes.

During the first quarter of fiscal 2019, interest expense decreased $2.6 million to $8.1 million. Other income (expense) changed favorably by $27.7 million to $25.8 million, primarily due to a $21.6 million gain on sale of intellectual property to Google and net foreign currency gains compared to net losses in the prior fiscal year first quarter.

Income tax expenses were $9.6 million in the first quarter of fiscal 2019 and included the recognition of deferred tax asset valuation allowances. The Company’s effective income tax rate in the first quarter of fiscal 2019 was (446.1)%, compared to (16.3)% for the first quarter of fiscal 2018. The higher effective tax rate in the fiscal 2019 first quarter as compared to the prior year quarter was primarily due to a higher level of foreign income which increased the tax expense on a lower overall pre-tax loss.

Guidance
Over the next several years, Fossil Group will continue to transform the Company’s business model to address changes in consumer behaviors and their purchases of traditional watches and connected devices, as well as jewelry and leathers. During the Company’s ongoing transformation project, it believes the following operating metrics are the most appropriate performance measures: net sales, gross margin, operating expenses, operating margin, other income (expense), interest expense and income (loss) before income taxes.

The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2019 and the second quarter of fiscal 2019. The Company expects the following during fiscal 2019:

GAAP Guidance
For Fiscal 2019:

•	Net sales in the range of (12.0)% to (7.0)%, including the estimated negative impact of business exits and currency of approximately (2.5)% and (1.5)%, respectively

•	Gross margin in the range of 52.0% to 53.5%

•	Operating expenses, ranging from $1.13 billion to $1.19 billion, including restructuring charges of $40 million to $50 million

•	Operating margin in the range of 1.5% to 3.0%

•	Other income (expense) of approximately $29 million based on prevailing currency rates

•	Interest expense of approximately $31 million

•	Income (loss) before income taxes in the range of $30 million to $75 million

For the Second Quarter of Fiscal 2019:

•	Net sales in the range of (16.0)% to (10.0)%, including the estimated negative impacts of business exits and currency of approximately (3.0)% and (2.0)%, respectively

•	Gross margin in the range of 52.5% to 54.5%

•	Operating expenses, ranging from $265 million to $279 million, including restructuring charges of $9 million to $11 million

•	Operating margin in the range of (2.5)% to 1.0%

•	Other income (expense) of approximately $1 million based on prevailing currency rates

•	Interest expense of approximately $7 million

•	Income (loss) before income taxes in the range of $(17) million to $(3) million

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the Tax Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in government regulation and tariffs, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Marc Jacobs, Michael Kors, Puma and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	March 30, 2019	March 31, 2018
Net sales	$465.3	$569.2
Cost of sales	217.3	281.5
Gross profit	248.0	287.7
Gross margin	53.3%	50.5%
Operating expenses:
Selling, general and administrative expenses	257.7	294.7
Restructuring charges	10.2	21.3
Total operating expenses	$267.9	$316.0
Total operating expenses (% of net sales)	57.6%	55.5%
Operating income (loss)	(19.9)	(28.3)
Operating margin	(4.3)%	(5.0)%
Interest expense	8.1	10.7
Other income (expense) - net	25.8	(1.9)
Income (loss) before income taxes	(2.2)	(40.9)
Provision for income taxes	9.6	6.6
Less: Net income attributable to noncontrolling interest	0.4	0.8
Net income attributable to Fossil Group, Inc.	$(12.2)	$(48.3)
Earnings per share:
Basic	$(0.25)	$(0.99)
Diluted	$(0.25)	$(0.99)
Weighted average common shares outstanding:
Basic	49.6	48.7
Diluted	49.6	48.7

Consolidated Balance Sheet Data ($ in millions):	March 30, 2019	March 31, 2018
Assets:
Cash and cash equivalents	$271.4	$229.9
Accounts receivable - net	199.9	234.2
Inventories	384.1	530.7
Other current assets	133.1	161.6
Total current assets	$988.5	$1,156.4
Property, plant and equipment - net	$172.7	$208.5
Operating lease assets	312.0	0.0
Intangible and other assets - net	116.7	150.8
Total long-term assets	$601.4	$359.3
Total assets	$1,589.9	$1,515.7

Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$430.6	$396.8
Short-term debt	65.9	127.1
Total current liabilities	$496.5	$523.9
Long-term debt	$161.1	$335.5
Long-term operating liabilities	311.6	0.0
Other long-term liabilities	71.4	129.7
Total long-term liabilities	$544.1	$465.2
Stockholders’ equity	$549.3	$526.6
Total liabilities and stockholders’ equity	$1,589.9	$1,515.7

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	March 30, 2019			March 31, 2018
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$190.4	$1.1	$191.5	$249.1
Europe	153.3	10.6	163.9	201.8
Asia	116.9	5.8	122.7	117.9
Corporate	4.7	0.0	4.7	0.4
Total net sales	$465.3	$17.5	$482.8	$569.2

Product Categories:
Watches	$366.2	$13.9	$380.1	$447.6
Leathers	53.9	1.6	55.5	69.3
Jewelry	31.2	1.5	32.7	41.8
Other	14.0	0.5	14.5	10.5
Total net sales	$465.3	$17.5	$482.8	$569.2

Below is a reconciliation of income (loss) before income taxes to Adjusted EBITDA for the trailing four fiscal quarters. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2018			Fiscal 2019
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (Loss) Before Income Taxes	$(10.6)	$9.9	$61.8	(2.2)	$58.9
Plus:
Interest Expense	11.1	9.9	10.8	8.1	39.9
Amortization and Depreciation	15.1	16.1	16.9	14.4	62.5
Impairment Expense	7.8	0.1	0.3	0.9	9.1
Other Non-cash Charges	2.7	2.1	2.9	0.3	8.0
Stock-based Compensation	6.9	6.0	5.8	4.4	23.1
Restructuring Expense	14.5	6.1	4.7	10.2	35.5
Less:
Interest Income	0.9	—	1.3	0.7	2.9
Adjusted EBITDA	$46.6	$50.2	$101.9	$35.4	$234.1

Store Count Information

	March 30, 2019				March 31, 2018
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	85	88	53	226	92	103	55	250
Outlets	116	74	38	228	132	74	44	250
Full priced multi-brand	0	4	3	7	0	6	6	12
Total stores	201	166	94	461	224	183	105	512

END OF RELEASE